KEY EXECUTIVE EMPLOYMENT AGREEMENT

THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made as of August 31, 2006 (the "Effective Date"), by and between CYBERDEFENDER CORPORATION, a California Corporation (the "Company"), and Gary Guseinov, (the "Executive").

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Company.

NOW THEREFORE, in consideration of the mutual covenant set forth below, the parties agree as follows:

Terms & Conditions

1. **Employment.** Company hereby hires Executive as its Chief Executive Officer and Chairman of the Board.

2. **Duties. Policies.** Executive agrees to serve as the Chief Executive Officer as defined in Exhibit "A" attached and incorporated herein by reference, subject to the terms set forth in this Agreement. Executive hereby accepts such employment on the terms and conditions described herein. Executive agrees that he shall serve in his capacity as Chief Executive Officer on a full-time basis to Company. Notwithstanding the foregoing, the Company acknowledges that the Employee has other business interests and ownerships as well as serving on the Boards of Directors of other companies in which the Employee is a stockholder or owner. Subject to the provisions of Section 11 herein, the Company acknowledges and consents to the continuation of these ownerships and relationships, provided they do not interfere with Executive's duties under this Agreement and provided that the ownerships and relationships do not compete with the business of the Company. Executive shall obtain the prior written approval of the Company's Board of Directors (which approval shall not be unreasonably withheld), before Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service in addition to those disclosed prior to entering into this Agreement, so long as such service does not unduly interfere with his duties and obligations under this Agreement.

3. **Standard of Performance.** Executive shall at all times faithfully and industriously and to the best of Executive's ability, experience, and talents perform the duties that may be required of Executive consistent with the Executive's position and as may be assigned to Executive from time to time by the Board of Directors of the Company and as specifically described in Exhibit "A."

4. **Term.** The term of Executive's employment, pursuant to this Agreement, will commence on August 31, 2006 (the "Commencement Date") and continue until August 31, 2009 (the "End Date"), or upon termination of this Agreement described in Section 9

below, whichever shall occur first (the "Term"). The Term shall include each successive term and all renewal periods prior to termination of this Agreement.

5. **Renewal.** If this Agreement has not been previously terminated pursuant to Section 9 below, then, without further action by either party, this Agreement shall be renewed for a successive period of 1 year from the End Date, and in each succeeding year thereafter for an additional 1 year renewal Term or, in each case until termination as described herein, unless Executive is otherwise notified in writing at least 90 days before the end of the initial Term or any of the successive 1 year terms.

6. **Compensation.** In consideration of all services rendered during the Term, Company shall pay Executive the amounts described in Exhibit "A." Executive will receive no additional compensation for serving the Company in any other capacity, unless by prior written approval of the Board of Directors. Executive's base salary shall not be decreased during the Term.

a. **Benefits.** Subject to Section 7, Executive shall be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively "Benefit Plans") which Company may from time to time make generally available to other Executives of the Company with comparable responsibilities, subject to the provisions of those programs, including but not limited to incentives, bonuses, retirement (401K matching contributions to $2,500 per month), profit-sharing, life, medical, disability, and other plans and programs. Without limiting the generality of the foregoing, the Company will provide the Executive with basic health and medical benefits on the terms that such benefits are provided to other executives of the Company with comparable responsibilities.

b. **Incentive Bonus Compensation.** Executive shall be entitled to participate in any Company incentive bonus compensation plan as Company may adopt from time to time; provided, however, Executive may not receive more than 50% of Executive's base salary for any 12 month period.

c. **Vacation.** Executive shall be entitled to vacation time, as defined in Exhibit "A" attached hereto and incorporated by reference herein, during each year of the Term. Executive shall take vacations in accordance with the Company's policies as they may change from time to time.

Life Insurance. The Company will provide at least $1,000,000.00 term life insurance on the life of the Executive during the Term. The Company shall pay all costs attributable to such coverage which shall not exceed $3,000 per year. Such life insurance shall be at least ten (10) year level premium term life insurance on the life of the Executive. The Executive shall have the right to designate the beneficiary of such policy or policies. Should the Executive not be insurable at the time of his employment under this

Agreement, there shall be no obligation upon the Company to provide such life insurance. If the Executive's employment terminates during the Term or at the termination of the Executive's employment pursuant to this Agreement, the Executive may assume the premium obligations of this policy (s), in which event the Company shall assign all its rights in the policy to the Executive. In the event the Executive desires to assume the premium obligations under the policy (s) and at the time of Executive's termination of employment the Company has prepaid any premiums on the policy, the Executive shall pay to the Company the amount of prepayment attributable to any period of coverage after the Executive's termination of employment.

7. **Deductions.** Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future federal, state, or local law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction or withholding.

8. **Expenses.** The Company shall promptly reimburse Executive, in accordance with the Company's policies and procedures in effect from time to time, for all expenses reasonably incurred by Executive in performance of Executive's duties under this Agreement including reimbursement for miles driven by Executive in furtherance of the Company. Executive is responsible for proper substantiation and reporting of actual and incurred expenses.

9. **Termination.** This Agreement and Executive's employment by Company may be terminated prior to the end of the initial Term (or any renewal period) upon thirty (30) days' prior written notice from Executive to the Company, with the termination date effective upon the lapse of thirty (30) days from the receipt of notice of intent to terminate (the "Effective Termination Date"). Executive's employment may be terminated by Company prior to the End Date of the initial Term or any renewal Term i) upon any Change of Control as described in Subsection (a) below; ii) upon Executive's Constructive Termination as described in Subsection (b) below; iii) in the event of Executive's Disability as described in Subsection (c) below, or (iv) for cause, as defined in Subsection (d) below.

a. **Change of Control.** All stock or stock option grants to Executive shall automatically vest upon a Change of Control. The term "Change of Control" shall mean the sale or disposition by the Company to an unrelated third party of 50% or more of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company to an unrelated third party, or the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company to an unrelated third party. A reverse merger or an SB2 filing shall not be deemed a Change of Control. In the event of a termination upon a Change of Control, Executive will receive Post-Termination Benefits, as defined in Exhibit "A."

b. **Constructive Termination**. The term "Constructive Termination" shall mean (i) a change in the position, authority, duties, responsibilities (including reporting responsibilities) or status with the Company of the Executive that is inconsistent in any material and adverse respect with the Executive's position, authority, duties, responsibilities or status with the Company as provided in this Agreement, (ii) an adverse change in the Executive's title, (iii) any reduction in salary not agreed to by the Executive, unless such reduction is concurrent with and part of a Company-wide reduction in salary for all employees, (iv) any breach by the Company of any other material obligation of the Company under this Agreement, (v) any requirement by the Company to relocate Executive to an office outside of Los Angeles County, California or outside a thirty (30) miles radius from Executive's residence as of the Effective Date, (vi) any purported termination by the Company of the Executive's employment other than as permitted by this Agreement, or (vii) the failure of Executive to be elected or reelected to the Board of Directors during the Term.

c. **Disability**. Company may terminate Executive's employment if Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of the position, even with reasonable accommodation, for six months in any 12-month period. If Executive's employment is terminated under this section 7(b), Executive shall receive payment for all accrued salary, earned and pro rata bonus compensation, vacation time, and benefits under Company benefit plans through the Termination Date, which for purposes of this section shall be a date specified by the Board. After the Termination Date, Company shall not pay to Executive any other compensation or payment of any kind, or severance, or payment in lieu of notice. All health and dental benefits provided shall be extended, at Executive's election and cost, to the extent permitted by Company's policies and benefit plans, for six months after Executive's Termination Date, except as required by law (e.g., COBRA health insurance continuation election). Except as set forth in the preceding sentence, all benefits provided by Company to Executive under this Agreement or otherwise shall cease on the Termination Date.

d. **Cause**. The term "cause" in the event of termination of the Executive employment means: (i) the commission of any act of fraud, embezzlement or dishonesty by the Executive that is materially and demonstrably injurious to the Company; or (ii) any act or omission by Executive which constitutes a material default or breach of the terms in this Agreement, including, but not limited to Sections 9 and 11. In the event the Company desires to terminate Executive for "cause" as defined herein, Company shall give Executive written notice of the circumstances constituting the termination for "cause" per Section 13,

below. After receipt of such notice in connection with clause (ii) above, Executive shall have fifteen (15) business days to cure the circumstances constituting "cause" to the satisfaction of the Company's Board of Directors, which shall not be unreasonably withheld.

10. **Consequences of Termination.** In the event of termination as described in Section 9, Company shall be obligated to make payments and provide benefits accrued to the Executive within three (3) business days of the Effective Termination Date.

a. **Termination by Company.**

i. **For Cause.** Upon effective termination of Executive by Company for cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options and vested benefits. No severance or Post Termination Benefits will be paid.

ii. **Without Cause.** Where Company terminates Executive at its sole discretion but without cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, full vesting of all stock and stock options (provided that Executive shall have completed no less than one (1) year of employment), and the Post Termination Benefits as the Company has made available from time to time, specifically as identified in Exhibit "A" herein.

b. **Constructive Termination.** In the event of Constructive Termination of Executive, Executive is entitled to accrued salary, earned and pro rata bonus compensation, full vesting of all stock and stock options (provided that Executive shall have completed no less than one (1) year of employment), and the Post Termination Benefits as the Company has made available from time to time, specifically as identified in Exhibit "A" herein.

c. **Termination by Executive.**

i. **Voluntary.** Where Executive voluntarily terminates Executive's employment with Company, for any reason other than retirement, death or disability (as defined in Section 9(c)), Executive is entitled to accrued unpaid salary, earned and pro rata bonus compensation, vested stock options, and any benefits required by law. Any Post Termination Benefits are not available and not payable to Executive should Executive terminate employment by reason hereof.

ii. **Involuntary.** Where Executive's employment is terminated due to retirement, death or disability, then the Executive or the Executive's representative (including anyone representing

Executive's interests subsequent to the above-mentioned events) is entitled to any accrued unpaid salary, earned and pro rata bonus compensation, vested stock and stock options, and Post Termination Benefits, subject to the provisions of Section 9(c), above.

11. **Technology and Confidential Information.** Executive is retained by the Company in a capacity in which he may generate intellectual property of value to the Company, and under conditions in which he shall have access to Confidential Information which is unique and valuable to the Company and not generally known. Accordingly, Executive agrees that:

a. **Definitions.**

(1) The term "Intellectual Property" as used in this Agreement includes, for example: concepts; discoveries; developments and technical contributions; manufacturing, engineering and programming techniques; designs; computer software and programs; data and technical information (irrespective of whether in human or machine readable form), inventions (whether or not patentable), works of authorship, mask works; and trademarks and goodwill;

(2) The term "Affiliated Companies" used in this Agreement means any business entity: (i) which is owned in whole or in part by the Company; (ii) which is owned by a business entity which is owned in whole or in part by the Company; (iii) which owns a controlling interest in the Company; or (iv) in which a controlling interest is owned by a business entity which in turn owns the Company;

(3) The terms "Intellectual Property Relevant to the Company" and "Relevant Intellectual Property" as used in this Agreement mean: all Intellectual Property including computer source code acquired by the Company from time to time and all Intellectual Property that is utilized in software to be delivered to a customer or potential customer of the Company, that Executive does, alone or jointly with others,

(a) create, conceive, fix in a tangible medium, make, or reduced to practice during Term (including any periods of leaves of absence); OR

(b) first disclose to others, fix in a tangible medium, make, or reduced to practice, within a period of one year after the termination of employment by the Company, except such items which Executive can prove were conceived by Executive after the termination of this Agreement and not under circumstances contrary to any provision this Agreement.

AND

(c) directly or indirectly results from tasks which have been or may be assigned to Executive by the Company; OR

(d) relates to the existing or contemplated business or interest of the Company or any Affiliated Company, or to fields which Executive has been or may be directed to investigate.

(4) The term "Confidential Information" as used in this Agreement means any and all Intellectual Property and technical and business information which:

(a) concerns or relates to any aspect of the business of the Company or any Affiliated Company,

(b) is owned or used by the Company or any Affiliated Company, or

(c) is, for any reason, otherwise treated as confidential by the Company or an Affiliated Company;

except such items which Executive can reasonably show were:

(d) publicly and openly known (i.e., in the public domain) prior to the date of this Agreement, or

(e) subsequent to the data this Agreement, became publicly and openly known through no fault of Executive.

b. **Development and Disclosure of Intellectual Property To The Company.** During the Term, Executive will assist the Company in the discovery, perfection and development of Intellectual Property and will, at all times, promptly and fully disclose all such Intellectual Property to the Company, recognizing that any Intellectual Property Relevant to the Company shall be the exclusive property of the Company or its nominee, whether or not reduced to practice, published, or patented, copyrighted or licensed to others.

c. **Assignment.** Executive hereby assigns (and will assign without further consideration, except as may be provided by statute) to the Company or its nominee all rights to all Relevant Intellectual Property (whether or not patentable, copyrightable, or susceptible to any other form of protection) in the United States and all foreign countries. This assignment includes, among other things:

(1) The full and exclusive right, title and interest to such Relevant Intellectual Property, in the United States and all other countries;

(2) The right of priority and all other rights under any and all international agreements to which the United States of America adheres;

(3) The right to file and prosecute applications in any and all countries for patents, copyright registrations, design registrations, mask work protection and/or other protection; and

(4) All applications for patents, copyright registrations, design registrations, mask work protection and/or other protection, and all patents, registrations and the like which result in such applications.

d. **Work for Hire.** Any copyrightable works comprising Relevant Intellectual Property will be Works for Hire under the copyright laws of the United States with respect to all of the rights comprised in the copyright, including any separate contributions to collective works.

e. **No Inconsistent Acts; Assistance to the Company.** Executive shall not, at any time during the Term or thereafter, take, or cause any action or omission which would be inconsistent with or tend to impair the rights of the Company or any Affiliated Company in Relevant Intellectual Property or in Confidential Information, and Executive will provide reasonable assistance to the Company to obtain, maintain and protect its rights in Relevant Intellectual Property, and its rights in Confidential Information to which Executive had access during the term. Notwithstanding the foregoing, if Executive's assistance is required after termination of this Agreement to obtain, maintain and protect the Company's rights in the Confidential Information and Relevant Intellectual Property the Company shall pay Executive $750.00 per hour for each hour Executive provides such assistance.

f. **No Unauthorized Disclosure or Use of Confidential Information.** Executive acknowledges that any unauthorized disclosure or use of Confidential Information to which he shall have access by virtue of his position in the Company would cause the Company irreparable injury or loss. Accordingly, Executive shall not, at any time during the Term or for a period of one (1) year thereafter, use any Confidential Information in any manner not expressly authorized by the Company and, unless Executive has prior written authorization from the Company, shall not disclose to others any Confidential Information or use any Confidential Information other than as required in the performance of Executive's duties under this Agreement.

g. **Return of Confidential Information And Company Materials**. Upon termination of this Agreement, Executive will return to the Company all Confidential Information, and any other documents relating to the business of the Company or any Affiliated Company, and all Company documents, equipment and supplies that may be in Executive's possession. Executive will return to Company all copies of documents, drawings, software and programs, including all recordings on magnetic, optical or other media, and all listings, and shall not take or retain any copies thereof.

h. **Term.** Executive shall not be subject to the above terms after 1 year from termination of employment.

12. **Injunctive Relief.** The parties agree that damages would be an inadequate remedy for Company in the event of a breach or threatened breach of Section 11 of this Agreement by Executive, and in the event of any such breach or threatened breach, Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with its terms.

13. **Executive's Representations.** Executive hereby represents and warrants to Company that he: (a) is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive's performance of his obligations under this Agreement; (b) that he has been advised that he may seek the advice and representation of independent counsel prior to entering into this Agreement; and (c) fully understands its terms and provisions.

14. **Attorneys' Fees.** If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

15. **Notices.** Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing first class mail to the recipient at the address indicated below:

CYBERDEFENDER CORPORATION	EXECUTIVE
12121 Wilshire Blvd., Suite 350	1929 North Curson Place
Los Angeles, CA 90025	Los Angeles CA 90046

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

16. **Severability.** If any term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public

policy, all other terms, provisions, and parts of this Agreement shall nevertheless remain in full force and effect. On such determination that any term, provision, or part of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties' original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

17. **Entire Agreement.** This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of the Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive's employment by Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

18. **Counterparts.** This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

19. **Successors and Assigns.** This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company, and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without Company's prior written consent.

20. **Amendments.** No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Except for Executive's estate or legal representative and affiliates of Company, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.

21. **Choice of Law.** Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties now execute this Key Executive Employment Agreement, to be effective on the date first stated in this Agreement.

ACKNOWLEDGED AND ACCEPTED:
EXECUTIVE

By:______________________________
Gary Guseinov

ACCEPTED AND AGREED:
CYBERDEFENDER CORPORATION

By: ______________________________
Riggs Eckelberry
Title: President

EXHIBIT A

1. **Job Description** – Executive shall perform such duties as are consistent with his position as Chief Executive Officer and as may be reasonably required by Company's Board of Directors (the "Board"). Such duties shall include, without limitation, the duties and responsibilities typically carried out by a Chief Executive Officer. Such duties shall specifically include, without limitation, leading and coordinating Company's efforts to develop and implement strategic and operating plans for Company and its operating subsidiaries (including, without limitation, the marketing, distribution, and sale of the services of Company's operating subsidiaries); executing day-to-day general management of Company; developing relationships with new distributors, customers, and suppliers; maintaining and solidifying relationships with Company's existing distributors, customers, and suppliers; and supporting the development and growth of Company and its operating subsidiaries.

2. **Compensation** –$225,000 per year, payable bi-monthly, in substantially equal amounts, in accordance with the Company's payroll practices from time to time in effect ("base salary"). The Company and Executive agree to review the Executives base salary at least every six months and may in its discretion increase the Executive's base salary.

3. **Directors and Officers Insurance** – Executive shall be initially appointed to the Company's board of directors and Company agrees to secure directors and officers liability insurance covering Executive in his capacity as an officer and director of Company in the amount of no less than $1,000,000 or as otherwise determined by the Board.

4. **Miscellaneous Expenses** – During the Term Company will pay for the following miscellaneous expenses: Cell phone, internet access, and other business related expenses.

5. **Health Plan** – Company will cover executive's family health and dental coverage consistent witht the coverage provided other employees of the Company.

6. **401K Plan** – Company will provide employee with a matching contribution to company 401K plan upto $2,500 per month.

8. **Vacation** – Three (3) weeks paid vacation per year.

9. **Post Termination Benefits – the Executive will receive his monthly base salary then in effect for one (1) year following termination of this Agreement. Further, Executive will receive continuing coverage under any existing health and dental insurance program for a period of six (6) months following termination of this Agreement.**

ACKNOWLEDGED: Executive: ________ Company: ________